Exhibit 4.1

PROMISSORY NOTE

$100,000.00                                                                                                              March 21, 2010

            FOR VALUE RECEIVED, AQUAMER SHIPPING CORP., a Delaware corporation (herein called the "Borrower"), hereby promises to pay to the order of ThermaFreeze Products Corp., a Delaware corporation (the "Holder"), the principal sum of One Hundred Thousand Dollars ($100,000.00), subject to the conditions set forth below, together with interest upon the principal hereof at the rate of 6.00% per annum prior to the occurrence of an event of default (as described below) and at the rate of 12% per annum from and after an event of default.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement, dated as of March 21, 2010 (the "Asset Purchase Agreement"), by and among the Borrower, Aquamer Medical Corp. (the "Company") and the Holder.

            The outstanding principal amount of this Note plus accrued interest shall be due and payable 120 days following the date hereof.

            Interest on this Note shall accrue on the unpaid principal amount of this Note from the date of issuance until the date of repayment of the principal and payment of accrued interest in full.  Interest shall be calculated on the basis of a 365/366 actual day calendar year.  Payments hereunder shall be made at such place as the holder hereof shall designate to the undersigned, in writing, in lawful money of the United States of America in immediately available funds and without presentation of this Note for notation of such payment.  Any payment which becomes due on a Saturday, Sunday or legal holiday shall be payable on the next business day.

            This Note shall, (i) upon declaration by the Holder or (ii) automatically upon acceleration pursuant to clause (b) below, become immediately due and payable upon the occurrence of any of the following specified events of default:

            (a)  If the Borrower shall default in the due and punctual payment of the principal amount of this Note or accrued interest thereon when and as the same shall become due and payable, whether at maturity or by acceleration;

            (b)  If the Borrower or the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against him or it, or shall make a general assignment for the benefit of creditors, or shall take any action to authorize any of the foregoing; or an involuntary case or other proceeding shall be commenced against the Borrower or the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 20 consecutive days;

            (c)  If the Borrower is in breach of any covenant or agreement set forth in this Note;

            (d) If the Borrower or the Company sells or transfers all or substantially all of its assets or merges with or into another entity such that the Borrower is not the surviving entity.

            Declaration of this Note being immediately due and payable by the Holder may only be made by written notice to the Borrower declaring the unpaid balance of the principal amount of this Note and accrued interest thereon to be due.  Such declaration shall be deemed given upon the occurrence of any event specified in clause (b) above.

            The Borrower shall pay all costs and expenses incurred by Holder in enforcing the terms of this Note or the collection of the debt evidenced hereby, including without limitation court costs and reasonable attorneys' fees, whether or not legal action is commenced against the Borrower.

            This Note may be prepaid by the Borrower in whole or in part at any time or from time to time without penalty or premium.  All prepayments shall be applied first to any additional amounts due and owing under this Note, then to accrued and unpaid interest due and owing hereunder and thereafter to the reduction and payment of principal in order of maturity.  The obligations of the Borrower and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

            The Borrower for itself and its successors and assigns hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or endorsement of this Note.

            This Note shall be deemed to have been made under, and shall be interpreted and governed by reference to, the laws of the State of New York.  The Borrower hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York County in any action or proceeding commenced by Holder arising out of or relating to this Note.  The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so under applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Borrower also irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process by overnight courier to the Borrower at its address specified in Section 8.02 of the Asset Purchase Agreement.  The Borrower further irrevocably and unconditionally agrees that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            Except as expressly agreed in writing by the Holder, no extension of time for payment of this Note, or any installment hereof, and no alteration, amendment or waiver of any provision of this Note shall release, discharge, modify, change or affect the liability of the Borrower under this Note.

            All of the covenants, stipulations, promises and agreements made by or contained in this Note on behalf of the undersigned shall bind its successors, whether so expressed or not.

            No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of such rights preclude any other or further exercise thereof or the exercise of any other right.

            It is the intention of the Borrower and the Holder that all payments due hereunder will be treated for accounting and tax purposes as indebtedness of the Borrower to the Holder.  Each of the Borrower and the Holder agrees to report such payments due hereunder for the purposes of all taxes in a manner consistent with such intended characterization.

            If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

            The terms of this Note cannot be changed except in a writing executed by the Holder and the Borrower.  This Note may not be discharged in whole or in part, except by a writing executed by Holder.  In the event that Holder demands or accepts partial payments of this Note, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Note at any time in accordance with the terms hereof.

            All notices, demands and other communications hereunder shall be in writing and shall be delivered in accordance with Section 8.02 of the Asset Purchase Agreement.

            IN WITNESS WHEREOF, the Borrower has caused this Note to be signed as of the date hereinabove set forth.

                                                                                    AQUAMER SHIPPING CORP.

                                                                                    By:  /s/Richard Falcone

                                                                                    Name:  Richard Falcone
                                                                                    Title:     Chief Executive Officer